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                      APPOINTMENT OF SUCCESSOR RIGHTS AGENT


         This instrument is dated as of February 21, 2005, and entered into by Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the "Trust"), and Wells Fargo Bank, National Association, a national banking association ("Wells Fargo").

                                   BACKGROUND

         A. The parties hereto refer to the Rights Agreement, dated as of April 30, 1999 (the "Rights Agreement"), between the Trust and American Stock Transfer and Trust Company, as Rights Agent (the "Predecessor Rights Agent").

         B. The parties further refer to the Resolution of Appointment adopted by the Trust on February 16, 2005, providing, among other things, for the appointment of Wells Fargo to act as transfer agent, registrar, rights agent, and dividend disbursing agent of the Trust in accordance with the Transfer Agent Services Agreement dated as of January 13, 2005 by and between the Trust and Wells Fargo.

         C. This instrument is entered into in furtherance of the appointment of Wells Fargo as successor Rights Agent under the Rights Agreement.

         NOW THEREFORE, the parties agree as follows:

         Section 1. The Trust has given notice to the Predecessor Rights Agent of its removal as Rights Agent under the Rights Agreement, effective as of the date hereof subject to the appointment of a successor in accordance with Section 21 of the Rights Agreement.

         Section 2. In accordance with Section 21 of the Rights Agreement, Wells Fargo hereby represents to the Trust that it is a legal business entity organized and doing business under the laws of the United States, in good standing, authorized under such laws to exercise corporate trust, stock transfer, or shareholder services powers, subject to supervision or examination by federal or state authorities, and has a combined capital and surplus of at least $5,000,000.

         Section 3. The Trust hereby confirms that, pursuant to the Resolution of Appointment, it has appointed, and it does hereby appoint, Wells Fargo to act as successor to the Predecessor Rights Agent as Rights Agent under the Rights Agreement, which appointment shall become effective at the Effective Time (as defined below).

         Section 4. Wells Fargo hereby confirms that, pursuant to the Resolution of Appointment, it has accepted, and it does hereby accept, its appointment as successor Rights Agent under the Rights Agreement effective at the Effective Time.

         Section 5. Pursuant and subject to Section 21 of the Rights Agreement, at the Effective Time Wells Fargo shall become and thereafter shall be a party to the Rights Agreement as Rights Agent thereunder and shall be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Rights Agent without further act or deed of any person or entity. The parties acknowledge their intent that Wells Fargo does not assume and shall not have any responsibility or liability for actions or omissions of the Predecessor Rights Agent prior to the Effective Time.



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         Section 6. This instrument shall become effective as of the opening of business in New York City on the date first above written (the "Effective
Time").

         Section 7. For purposes of Section 25 of the Rights Agreement, the address of Wells Fargo as Rights Agent thereunder for purposes of notices or demands (until another address is filed in writing by Wells Fargo as Rights Agent with the Trust) shall be as set forth under Wells Fargo's signature to this instrument.

         Section 8. All the covenants and provisions of this instrument by or for the benefit of the Trust or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns under the Rights Agreement.

         Section 9. This instrument shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts to be made and performed entirely within such Commonwealth.

         Section 10. This instrument may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

PENNSYLVANIA REAL ESTATE           WELLS FARGO BANK, NATIONAL
INVESTMENT TRUST                   ASSOCIATION


By: /s/ Nurit Yaron                By: /s/ Cheryl Kelly
    Name: Nurit Yaron                  Name: Cheryl Kelly
    Title: Vice President              Title: Officer

                                   Address:

                                   Wells Fargo Shareowner Services
                                   Attention: Manager of Account Administration
                                   161 North Concord Exchange
                                   South St. Paul, Minnesota  55075-1139

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